As filed with the Securities and Exchange Commission on July 23, 2002
                                                                     Reg. No. 33

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    ----------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ----------------------------------------
                      AQUATIC CELLULOSE INTERNATIONAL CORP.

             (Exact name of registrant as specified in its charter)

              Nevada                                      82-0381904
  (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                      identification No.)


                           3704 32nd Street, Suite 301
                               Vernon, B.C.,  VIT 5N6
                                 (250) 558-5410
                    (Address of principal executive offices)

              ---------------------------------------------------

                     ADVISORY AND CONSULTING AGREEMENTS, and
                         2001 Employee Stock Option Plan
                              (Full title of plan)

                    ----------------------------------------

                                   Gary Ackles
                           3704 32nd street, Suite 301
                              Vernon, B.C.  VIT 5N6
                     (Name and address of agent for service)
                                 (250) 558-5410
          (Telephone number, including area code of agent for service)

                                    Copy to:
                              Owen Naccarato, Esq.
                           19600 Fairchild, Suite 260
                                Irvine, CA 92612
                                 (949) 300-2487

                            CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------
                                    Proposed maximum  Proposed maximum
Title of securities   Amount to be  offering price    Aggregate offering   Amount of
to be registered      Registered    per share         Price                Registration fee
============================================================================================
Common Stock             4,750,000               .04  $           190,000  $           17.48
($.001 par value)
============================================================================================

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based on the average of the bid and asked prices per share of the registrant's common stock reported by the OTC Nasdaq Stock Market on July 12, 2002


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
                                     PART I

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS


Item  1.       Plan  Information.*

Item  2.       Registrant  Information and Employee Plan Annual Information.*

               *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


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
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by Aquatic Cellulose International Corp. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

     (a) the Company's annual report on Form 10-KSB for the fiscal year ended May 31, 2001.

     (b) all other reports filed by the Company pursuant to Section 13(a) or
Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since May 31, 2001 through the date hereof;

     (c) the Registrant's Form 10-SB filed on November 2, 1999 pursuant to
Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and

     (d) the Company's Form 8-K filed March 3, 2002 and Form 8-K/A filed March 28, 2002.

     (e) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common Stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Owen Naccarato, Esq., does consulting work for Aquatic from time to time.

Item 6. Indemnification of Directors and Officers

     Aquatic's Articles of Incorporation do not specifically address indemnification of directors and officers, except to make a general reference that the directors "may exercise all rights, powers, and privileges conferred upon similar corporations organized under and by virtue of the laws of the State of Nevada." Sections 78.751 and 78.752 of the Nevada Revised Statutes permit a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.


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
     Consistent with the overall scope of Section78.751 of the Nevada Revised Statutes, Article VI of Aquatic's Bylaws, included in Exhibit 3.2 hereto and incorporated herein by reference, provides, in general, that any director or officer of Aquatic who is the subject of or a participant in a threatened, pending or completed legal action by reason of the fact that such individual is or was a director or officer shall be indemnified and held harmless by Aquatic from and against the consequences of such action if it is determined that he acted in good faith and reasonably believed (i) his conduct was in Aquatic's best interest, (ii) in all other cases, that his conduct was not opposed to the best interests of the Company, and (iii) with respect to criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful; provided that if it is determined that such person is liable to Aquatic or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the legal action and shall not be made in respect of any legal action in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to Aquatic. Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by Aquatic only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct.

     The Bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by officers and directors in connection with a covered legal action shall be paid by Aquatic at reasonable intervals in advance of the final disposition of such action, upon receipt by Aquatic of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by Aquatic if it is ultimately determined that he is not entitled to be indemnified.

     The Board of Directors of Aquatic may also authorize Aquatic to indemnify employees or agents of Aquatic, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of Aquatic. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     The Bylaws also provide that the Company has the power and authority to purchase and maintain insurance or other arrangements on behalf of any director, officer, employee, or agent of Aquatic or any affiliate of Aquatic on similar terms as those described in Section 78.752 of the Nevada Revised Statutes. Aquatic's Articles of Incorporation relieve its directors from liability for
monetary damages to the full extent permitted by Nevada law.    Sections 78.751
and 78.752 of the General Corporation Law of the State of Nevada authorize a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.     Exhibits

     The Exhibits to this registration statement are listed in the index to Exhibits on page 8.


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
Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes::

     (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the securities Act 1933:

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration
Statement:

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon, B.C., on July 23, 2002.

                                     Aquatic Cellulose International Corporation



                                     By   /s/   Gary Ackles
                                     ===========================================
                                     Gary Ackles, President & Chief Executive
                                     Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary Ackles, acting individually as his attorney-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                Title                                    Date
-----------------------  --------------------------------------   -------------

/s/ Gary Ackles          Director, Chief Executive Officer,       July 23, 2002
-----------------------  President and Chief Accounting Officer
    Gary Ackles

/s/ Claus Wagner-Bartak  Director                                 July 23, 2002
-----------------------
    Claus Wagner-Bartak

                                INDEX TO EXHIBITS

EXHIBIT                                                           SEQUENTIALLY
NO.          DESCRIPTION                                          NUMBERED PAGES
---          -----------                                          --------------

4.1          Advisory and Consulting Agreements

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1         Consent of KPMG LLP.

23.2         Consent of Counsel (included as part of Exhibit 5.1)

24           Power of Attorney (Contained within Signature Page)


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